Control No.: 0110597

STATE OF GEORGIA

Secretary of State
Corporations Division
313 West Tower
#2 Martin Luther King, Jr. Dr.
Atlanta, Georgia 30334-1530

CERTIFICATE OF AMENDMENT

I, **Brian P. Kemp,** The Secretary of State and the Corporation Commissioner of the State of Georgia, hereby certify under the seal of my office that

FIDELITY NATIONAL INFORMATION SERVICES, INC.
a Domestic For-Profit Corporation

is hereby issued a CERTIFICATE OF AMENDMENT under the laws of the State of Georgia on **July 30, 2014** by the filing of all documents in the Office of the Secretary of State and by the paying of all fees as provided by Title 14 of the Official Code of Georgia Annotated.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on July 31, 2014

Brian P. Kemp
Secretary of State

Tracking #: cKiYne7y

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF FIDELITY NATIONAL INFORMATION SERVICES, INC.

FIDELITY NATIONAL INFORMATION SERVICES, INC., a corporation organized and existing under the laws of the State of Georgia, hereby certifies as follows:

1. The name of the corporation is Fidelity National Information Services, Inc.

2. The following amendment to the Articles of Incorporation was duly approved by the shareholders of Fidelity National Information Services, Inc. in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on May 28, 2014.

3. Effective as of the date hereof, Article IV of the Articles of Incorporation of Fidelity National Information Services, Inc. is hereby amended and restated as follows:

"Article IV

(a) Subject to the rights of the holders of any outstanding series of Preferred Stock or any other outstanding class or series of shares of the Corporation as may be specified in or authorized by these Amended and Restated Articles of Incorporation, the business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:

1. The number of directors shall not be less than five, nor more than fifteen, and shall be fixed from time to time within such range by a resolution of the Board of Directors.

2. Subject to the provisions of Section 3 of this Article IV, until the 2015 annual meeting of shareholders, the directors shall be divided into three classes, designated as Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting of shareholders shall be elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equally as possible. Any additional director of any class elected by the shareholders to the Board of Directors to fill a vacancy resulting from an increase in such a class shall hold office for a term that shall coincide with the remaining term of that class. Any additional director of any class elected by the Board of Directors to fill a vacancy resulting from an increase in such a class shall hold office for a term that shall expire at the next annual meeting of shareholders, and, if such newly created directorship is to be continued, a nominee therefor shall be submitted to the shareholders for their vote. In no case shall a decrease in the number of directors for a class shorten the term of an incumbent director. A director shall hold office until the annual meeting of shareholders for the year in which such director's term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

3. Notwithstanding anything contained in Section 2 of this Article IV to the contrary, each director who is serving as a director immediately following the 2012 annual meeting of shareholders, or is elected or appointed thereafter as a director, shall hold office until the end of the term for which such director was elected or appointed and until his or her successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. At the 2013 annual meeting of shareholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a two-year term expiring at the 2015 annual meeting of shareholders. At the 2014 annual meeting of shareholders, the successors to the class of directors who terms expire at that meeting shall be elected for a one-year term expiring at the 2015 annual meeting of shareholders. At the 2015 annual meeting of shareholders, and at each annual meeting of shareholders thereafter, the directors shall be elected for a one-year term expiring at the next annual meeting of shareholders, and the designation of the Board into classes as provided in Section 2 of this Article IV shall be abolished.

4. Any vacancy on the Board of Directors that results from an increase in the number of directors or from prior death, resignation, retirement, disqualification or removal from office of a director shall be filled by a majority of the Board of Directors then in office, though less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy resulting from prior death, resignation, retirement, disqualification or removal from office of a director, shall have the same remaining term as that of his or her predecessor.

(b) Except as may be prohibited by law or by these Amended and Restated Articles of Incorporation, the Board of Directors shall have the right to make, amend, change, add to, or repeal the bylaws of the Corporation, and have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and its members, including without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the directors' powers to manage the business and affairs of the Corporation. No bylaw shall be adopted by shareholders that shall impair or impede the implementation of the foregoing.

(c) REMOVED.

(d) The invalidity or unenforceability of this Article IV, or any portion hereof, or of any section taken pursuant to this Article IV shall not affect the validity or enforceability of any other provision of these Amended and Restated Articles of Incorporation, any action taken pursuant to such other provision, or any action taken pursuant to this Article IV."

***

[*Signatures appear on following page*]

IN WITNESS WHEREOF, Fidelity National Information Services, Inc. has caused these Articles of Amendment to be executed by the undersigned duly authorized officer on July 24, 2014.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By: [signature]
Name: Michael P. Oates

Title: Corporate Executive Vice President, General Counsel and Corporate Secretary

2014 JUL 30 AM 11:51
SECRETARY OF STATE
CORPORATIONS DIVISION